Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 1998 Stock Incentive Plan of Cognex Corporation of our report dated April 1, 2005, with respect to the financial statements of DVT Corporation for the year ended December 31, 2004, included in the Current Report on Form 8-K/A of Cognex Corporation dated May 9, 2005, filed with the Securities and Exchange Commission on July 20, 2005.

/s/ Ernst & Young LLP

Atlanta, GA
July 20, 2005